Exhibit D-14

               [LETTERHEAD OF RYAN, RUSSELL, OGDEN & SELTZER LLP]



                                            October 31, 2002



James J. McNulty, Secretary
Pennsylvania Public Utility Commission
Commonwealth Keystone Building
400 North Street
Harrisburg, PA 17120

       Re:      FirstEnergy Service Company Agreement-
                Filing pursuant to Public Utility Code Section 2102
                Docket No. G-
                ---------------------------------------------------

Dear Mr. McNulty:

       Enclosed herewith for filing are an original and three copies of a form of Service Agreement pursuant to which FirstEnergy Service Company ("ServeCo") will provide various services to FirstEnergy Corp. ("FirstEnergy") utility subsidiaries in Pennsylvania. Also enclosed for reference (as Attachment A hereto) are copies of an Application that has been filed with the Securities and Exchange Commission ("SEC") pursuant to the Public Utility Holding Company Act of 1935 ("PUHCA"), describing the proposed affiliated service company arrangements and seeking SEC approval for the form of Service Agreement (which also was attached, as Exhibit N-7, to the SEC Application).

       As a result of the FirstEnergy/GPU merger, FirstEnergy became a registered holding company under PUHCA. The SEC has directed FirstEnergy to file an application seeking authorization for the ServeCo (as a wholly-owned FirstEnergy subsidiary) to provide all common corporate services to FirstEnergy and its utility and non-utility subsidiaries. In summary, the ServeCo will replace the former GPU Service, Inc. as the primary provider of various corporate, managerial and administrative support services to Metropolitan Edison Company ("Met-Ed"), Pennsylvania Electric Company ("Penelec") and Pennsylvania Power Company ("Penn Power"). The scope of these services is described more fully in the attached form of Service Agreement as well as in the SEC filing.


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       We are  requesting  approval  from the  Commission of the form of Service
Agreement on behalf of Met-Ed, Penelec and Penn Power, pursuant to Section 2102 of the Public Utility Code.

       The ServeCo will not perform the "operations" services for FirstEnergy's Pennsylvania utility subsidiaries, which are organized and conduct their operations on a regional basis as separate business units.

       As described in the SEC filing, the ServeCo will be a mutual service company in accordance with Rules 87, 88 and 93 under PUHCA. As such, cost accounting procedures will be implemented consistent with the "at-cost" provisions of Rules 90 and 91 under PUHCA.

       Please contact the undersigned in the event you have any questions with respect to these affiliated interest arrangements. The SEC has required
FirstEnergy to transfer all service functions to the ServeCo no later than February 1, 2003. FirstEnergy has asked the SEC to permit a delay in that implementation date to April 1, 2003, to coincide with the installation of new SAP Enterprise software. We respectfully request that the Commission take action to approve the form of Service Agreement, as provided in Section 2102, within a timeframe that will accommodate the SEC's requirements governing the timing of the transfer of services.

                                            Very truly yours,

                                            RYAN, RUSSELL, OGDEN & SELTZER LLP


                                            /s/ W. Edwin Ogden
                                            -----------------------
                                                W. Edwin Ogden


Enclosures